Exhibit 99.1

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

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Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
James R. Saalfeld, Vice President
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE SUSPENDS COMMITTEE REVIEWING GOING-PRIVATE ALTERNATIVES

        GRAND RAPIDS, Michigan, September 22, 2005. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and O’Charley’s franchisee, today announced that its Board of Directors voted unanimously to suspended the Special Committee that was appointed in June to evaluate the plausibility of going-private alternatives. This action was based on recent developments that indicate the Securities and Exchange Commission may extend the date for Sarbanes-Oxley Act — Section 404 compliance. The Meritage Special Committee was charged with exploring whether a going-private transaction, that allows Meritage to avoid the extensive Sarbanes-Oxley Act costs, would maximize shareholder value.

        In August 2005, the SEC Advisory Committee on Smaller Public Companies approved a recommendation to extend the Section 404 compliance for smaller public companies to the first fiscal year ending after July 15, 2007. The delay would give the SEC more time to consider reforms to the Sarbanes-Oxley Act as it relates to smaller public companies. This recommendation does not have the force of law until acted upon by the SEC.

        As previously noted, the Company believes Sarbanes-Oxley Act costs disproportionately affect smaller publicly traded companies like Meritage. A recent Dow Jones Newswire article noted that last year, the smallest public companies devoted about 8% of revenue to audit fees while the largest public companies devoted less than 1% of revenue to audit fees. James R. Saalfeld, Vice President & General Counsel for Meritage, stated, “We are encouraged by the advisory committee’s recommendation. Some Sarbanes-Oxley Act compliance requirements have yet to go into effect for smaller public companies. Reform is needed or else the disproportionate level of costs incurred by smaller companies will only get worse.”

        Meritage is one of the nation’s premier franchise operators currently operating 52 restaurants. The Company operates 48 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan, serving more than nine million customers annually. Meritage is also the nation’s first O’Charley’s franchisee with four O’Charley’s restaurants in operation and additional restaurants under development. Meritage holds the right to develop O’Charley’s restaurants throughout Michigan.

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